Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-180514

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 7, 2014)

Dividend Reinvestment and Stock Purchase Plan

800,000 Shares of Common Stock, Par Value $.01 Per Share

This Prospectus Supplement No. 4 supplements and amends our Prospectus dated April 7, 2014, as previously supplemented, and forms a part of First United Corporation’s Registration Statement on Form S-1, File No. 333-180514 (the “Registration Statement”), relating to our sale of up to 800,000 shares of our common stock, par value $.01 per share, to shareholders under our Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”). We have appointed a new Administrator of the Plan, and this Prospectus Supplement updates certain portions of the Prospectus contained under the heading “DESCRIPTION OF THE PLAN”, starting on page 7 thereof, to reflect the change in Administrator. The Authorization Form for Dividend Reinvestment and the Optional Cash Investment Form that were attached as exhibits to the Registration Statement are no longer applicable and should not be used for participation in the Plan. See the updated questions and answers set forth below for information regarding enrollment and optional cash investments.

This Prospectus Supplement should be read in conjunction with the Prospectus, as previously supplemented. If there is any inconsistency between the information in the Prospectus, as previously supplemented, and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus, as previously supplemented, except as modified or superseded by this Prospectus Supplement.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FUNC”. As of January 30, 2015, the 20-day average of the high and low sales prices of the common stock as reported on The NASDAQ Global Select Market was $8.53 per share. On January 30, 2015, the closing sales price of our common stock as reported on The NASDAQ Global Select Market was $8.40 per share.

Investing in our common stock involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

Unless otherwise mentioned or unless the context requires otherwise, references in this Prospectus Supplement to “the Company”, “us” and “our” refer to First United Corporation.

This Prospectus Supplement revises Question 3 of the Prospectus, found on pages 7 - 8 thereof, under the heading “Administration” to read as follows:

3.          Who administers the Plan?

Computershare Trust Company, N.A. (the “Administrator”) is the Administrator of the Plan. The Administrator’s address is P.O. Box 43078, Providence, Rhode Island, 02940-3078. The Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan.

In administering the Plan, the Administrator will not be liable for any act done or any omission to act in good faith, including, without limitation, any claims of liability: (a) arising out of a failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares of our common stock are purchased or sold, regarding the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of common stock on the open market, in negotiated transactions, or from us, or fluctuations in the market value of the common stock; or (c) regarding any matters relating to the operation or management of the Plan. The Administrator may not create a lien on any funds, securities or other property held under the Plan.

Neither we nor the Administrator can assure that a Participant will realize any profit in connection with shares of common stock purchased pursuant to the Plan or protect a participant against a loss in connection with the shares purchased for the participant under the Plan in accordance with the participant’s instructions. It is up to each participant to make a decision regarding the sale of any shares owned by the participant, including shares credited to the participant’s Plan account.

This Prospectus Supplement revises Questions 5, 6 and 7 of the Prospectus, found on page 8 thereof, under the heading “Participation – Dividend Reinvestment Feature” to read as follows:

5.          How does a shareholder participate?

A shareholder of record may enroll in the Plan at any time through the Administrator’s website at www.computershare.com/investor or by completing an enrollment form and returning it to the Administrator. Enrollment forms may be obtained directly from the Administrator. See Question No. 35 for information regarding how to contact the Administrator. A shareholder who does not wish to participate in the Plan will continue to receive dividends, as declared, by check or automatic clearing house (ACH) without any further action on the part of the participant.

6.          When will participation begin?

Cash dividends, when declared, are generally paid on the first business day of February, May, August, and November (each, a “Dividend Payment Date”) to shareholders of record on the record date for each dividend. If the Administrator receives enrollment instructions from a shareholder who is entitled to a dividend by the record date for that dividend, then the Plan will go into effect for the shareholder with that dividend payment (and subsequent dividend payments). If the Administrator receives those instructions after the record date for that dividend, then the dividend payable with respect to that record date will be paid to the shareholder in cash and the shareholder’s participation in the Plan will begin with the next Dividend Payment Date. See Question Nos. 8 through 11 for information concerning the making of optional cash investments and the timing of optional cash investments.

The Plan does not represent a change in our dividend policy, nor does it represent a guarantee of future dividends, which are subject to the discretion of our Board of Directors. The declaration of future dividends will depend upon a number of factors, including our future earnings, our capital requirements, regulatory constraints, and our financial condition as well as that of First United Bank & Trust and our other subsidiaries.

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7.          What does an enrollment form provide?

The Administrator’s enrollment form, whether submitted through its website or in paper form, allows each shareholder of record to elect whether he or she will participate in the Plan with respect to all of his or her shares of common stock (full dividend reinvestment) or only a portion of his or her shares of common stock (partial dividend reinvestment).

The Administrator will use cash dividends paid on the shares that a participant has elected to enroll in the Plan to purchase additional shares of common stock. Cash dividends on shares of common stock credited to a participant’s account under the Plan are always automatically reinvested regardless of which investment option is selected.

This Prospectus Supplement revises Question 9 of the Prospectus, found on page 9 thereof, under the heading “Optional Cash Investments – Stock Purchase Feature” to read as follows:

9.          How does a participant make optional cash investments?

A Plan participant may make an optional cash investment through the Administrator’s website at www.computershare.com/investor, by using the cash investment form that will be attached to each statement of account sent to participants by the Administrator, or, if no statement is sent, by returning to the Administrator a completed optional cash investment form, which may be obtained directly from the Administrator. See Question No. 35 for information regarding how to contact the Administrator. A participant’s optional investment instructions, together with payment of the investment, must be received by the Administrator prior to the next Dividend Payment Date (See Question No. 6 and Question No. 11). If we do not declare a dividend in a particular quarter, then the term “Dividend Payment Date” as used in this Prospectus, for purposes of determining the timely receipt of optional cash investment instructions, will be deemed to be the first business day of February, May, August or November, as the case may. The Administrator will apply any optional cash investments received from a participant to the purchase of shares of common stock for the account of that participant.

If a participant chooses to participate only in the Stock Purchase feature of the Plan, we will pay cash dividends, if declared, on shares registered in the participant’s name in the usual manner and the Administrator will apply any optional cash investments received from the participant to the purchase of additional shares of common stock for the participant’s account under the Plan. Shares of common stock purchased with optional cash investments and credited to the account of the participant will automatically be enrolled in the Dividend Reinvestment feature of the Plan. Accordingly, cash dividends paid on such shares will be reinvested in additional shares of common stock.

This Prospectus Supplement revises Question 20 of the Prospectus, found on page 12 thereof, under the heading “Changing Method of Participation and Withdrawal” to read as follows:

20.          How does a participant change his or her method of participation?

A participant may change his or her method of participation at any time through the Administrator’s website at www.computershare.com/investor or by completing a new enrollment form and returning it to the Administrator. See Question No. 35 for information regarding how to contact the Administrator. The change will apply as of the next Dividend Payment Date after the Administrator receives the new instructions.

This Prospectus Supplement revises Question 35 of the Prospectus, found on page 15 thereof, under the heading “Other Information” to read as follows:

35.          How can I contact the Administrator regarding questions and other matters?

Questions regarding enrollment, purchase or sale of shares of common stock, and other transactions or services offered pursuant to the Plan should be directed to the Administrator:

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- Through the Internet

You can obtain information and take certain other actions regarding your account by visiting www.computershare.com/investor.

- By Telephone

You may direct your questions and sale requests to shareowner customer service at its toll-free number (within the United States and Canada) at 1-866-298-7858. Please have your account number and the name(s) in which your shares are titled available for the customer service representative.

- In Writing

You may also send questions and sale requests to the Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, Rhode Island 02940-3078.

Be sure to include your name, address, daytime phone number, the name(s) in which your shares are titled and a reference to First United Corporation on all correspondence.

The date of this Prospectus Supplement No. 4 is February 2, 2015.

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